Shareholder meeting (unaudited)

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of four (4) Trustees to serve for a three-year term ending at the Annual Meeting of Shareholders in 2013. The votes cast with respect to each Trustee are set forth below:

THE PROPOSAL PASSED FOR ALL TRUSTEES ON JANUARY 22, 2010.

                                                TOTAL VOTES FOR             TOTAL VOTES WITHHELD

                                                THE NOMINEE                      FROM THE NOMINEE

James R. Boyle                         43,805,571                              1,299,553

Deborah C. Jackson                 43,737,579                              1,367,545

Patti McGill Peterson                43,748,697                              1,356,427

Steven R. Pruchansky               43,796,053                              1,309,071

The following seven Trustees of the Fund were not up for election and remain in office: James F.

Carlin, William H. Cunningham, Charles L. Ladner, Stanley Martin, John A. Moore, Gregory A.

Russo, and John G. Vrysen.